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                            August 28, 2020

       Mark A. Klein
       Chief Executive Officer
       SB Financial Group, Inc.
       401 Clinton Street
       Defiance, Ohio 43512

                                                        Re: SB Financial Group,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 25,
2020
                                                            File No. 333-248406

       Dear Mr. Klein:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Julia
Griffith at 202-551-3267 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance